UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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NEWMARKET CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NEWMARKET CORPORATION

330 South Fourth Street

Richmond, Virginia 23219

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of NewMarket Corporation will be held in the Virginia Historical Society building, 428 N. Boulevard, Richmond, Virginia, on Thursday, April 26, 2007, at 11:00 a.m., Eastern Daylight Time, for the following purposes, as more fully described in the accompanying proxy statement:

1.	To elect a board of directors to serve for the ensuing year;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as NewMarket’s independent registered public accounting firm for the fiscal year ending December 31, 2007; and

3.	To transact such other business as may properly come before the meeting.

The record date for the determination of shareholders entitled to notice of and to vote at the annual meeting is March 1, 2007. Accordingly, only shareholders of record as of that date will be entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof.

Your vote is very important to us. Regardless of whether you expect to attend the meeting, please act promptly to vote your shares. You may vote your shares by completing, signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope, or you may vote your shares by telephone or over the Internet. If you are present at the meeting, you may vote in person even if you have previously submitted your proxy by mail, by telephone or over the Internet.

By Order of the Board of Directors

M. RUDOLPH WEST, Secretary

March 29, 2007

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

OF

NEWMARKET CORPORATION

Approximate date of mailing — March 29, 2007

Date, Time and Place of Annual Meeting

The annual meeting of shareholders of NewMarket Corporation is scheduled to be held as follows:

Date:	Thursday, April 26, 2007

Time:	11:00 a.m., Eastern Daylight Time

Place:	Virginia Historical Society 428 N. Boulevard Richmond, Virginia

Proposals to be Considered at the Annual Meeting

At the annual meeting, you will be asked to consider and vote on the following proposals:

•	to elect seven directors;

•	to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007; and

•	to transact such other business as may properly come before the annual meeting.

In the event that a quorum is not present at the annual meeting, you may also be asked to vote upon a proposal to adjourn or postpone the annual meeting to solicit additional proxies.

Record Date

Our Board of Directors has fixed the close of business on March 1, 2007 as the record date for the annual meeting and only holders of record of NewMarket common stock on the record date are entitled to vote at the annual meeting. On the record date, there were outstanding 17,294,360 shares of NewMarket common stock.

Voting Rights and Quorum

Each share of NewMarket common stock is entitled to one vote. The presence in person or representation by proxy of holders of a majority of the shares of NewMarket common stock issued and outstanding as of the close of business on March 1, 2007 will constitute a quorum at the annual meeting. If a share is represented for any purpose at the meeting, it is deemed to be present for the transaction of all business. Abstentions, withheld votes and shares held of record by a broker or its nominee that are voted on any matter are included in determining the number of votes present. Broker shares that are not voted on any matter at the meeting will not be included in determining whether a quorum is present. In the event that a quorum is not present at the annual meeting, it is expected that the annual meeting will be adjourned or postponed to solicit additional proxies.

Vote Required

•

The election of each nominee for director requires the affirmative vote of the holders of a plurality of the shares of NewMarket common stock voted in the election of directors. Withheld votes will have no effect in the election of nominees for directors.

•

The appointment of PricewaterhouseCoopers LLP will be ratified if the votes cast in favor of ratification exceed the number of votes cast against ratification. Abstentions will have no effect on the proposal to ratify the appointment of PricewaterhouseCoopers LLP.

If you hold your shares of NewMarket common stock in street name through a brokerage account, your broker may or may not vote your shares in its discretion depending on the proposals before the meeting in the absence of your voting instructions. Under the rules of the New York Stock Exchange, your broker may vote your shares in its discretion on “routine matters.” We believe that the election of directors and the ratification of the appointment of our independent registered public accounting firm are routine matters on which brokers will be permitted to vote on behalf of their clients if no voting instructions are furnished.

Voting and Revocation of Proxies

After carefully reading and considering the information contained in this proxy statement, you should complete, date and sign your proxy card and mail it in the enclosed return envelope as soon as possible so that your shares are represented at the annual meeting. Alternatively, you can vote by telephone or over the Internet by following the instructions provided on the enclosed proxy card. You can also vote in person at the meeting, but we encourage you to submit your proxy now in any event. Unless you specify to the contrary, all of your shares represented by valid proxies will be voted “FOR” all director nominees and “FOR” the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm and in the discretion of the proxy holders on any other matters that properly come before the annual meeting or any adjournments or postponements of the annual meeting.

The persons you name as proxies may propose and vote for one or more adjournments or postponements of the annual meeting, including adjournments or postponements to permit further solicitations of proxies.

Until exercised at the annual meeting, you can revoke your proxy and change your vote in any of the following ways:

•	by delivering written notification to NewMarket at its principal executive offices at 330 South Fourth Street, Richmond, Virginia 23219, Attention: Corporate Secretary;

•	by delivering a proxy of a later date by mail in the manner described in this proxy statement;

•	by changing your vote or revoking your proxy by telephone or over the Internet;

•	by attending the annual meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting); or

•	if you have instructed a broker or bank to vote your shares, by following the directions received from your broker or bank to change those instructions.

If you decide to vote by completing, signing, dating and returning the enclosed proxy card, you should retain a copy of the voter control number found on the proxy card in the event that you decide later to change or revoke your proxy by telephone or over the Internet.

Solicitation of Proxies

The accompanying proxy is being solicited by our Board of Directors, and we will pay for the entire cost of the solicitation. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for forwarding the solicitation material to the beneficial owners of NewMarket common stock held of record by those persons, and we may reimburse them for reasonable transaction and clerical expenses. In addition to the use of the mail, proxies may be solicited personally or by telephone, facsimile or other means of communication by our officers and regular employees. These people will receive no additional compensation for these services, but will be reimbursed for any expenses incurred by them in connection with these services. We have engaged The Altman Group, Inc., a proxy solicitation firm, to assist in the solicitation of proxies. We will pay that firm $5,500 for its services and reimburse its out-of-pocket expenses for such items as mailing, copying, phone calls, faxes and other related matters, and will indemnify The Altman Group, Inc. against any losses arising out of that firm’s proxy soliciting services on our behalf.

PROPOSAL 1:

ELECTION OF DIRECTORS

The Nominating and Corporate Governance Committee has recommended to our Board of Directors, and our Board of Directors has approved, the persons named below as nominees for election to our Board of Directors. Each of the nominees presently serves as a director. Proxies will be voted for the election as directors for the ensuing year of the persons named below (or if for any reason unavailable, of such substitutes as our Board of Directors may designate). Our Board of Directors has no reason to believe that any of the nominees will be unavailable to serve.

Phyllis L. Cothran; age 60; director since 1995; retired, having previously served as President and Chief Operating Officer of Trigon Healthcare, Inc., formerly Blue Cross and Blue Shield of Virginia (health insurance company).

Bruce C. Gottwald; age 73; director since 1962; Chairman of the Board and Chairman of the Executive Committee since June 1, 2001, having previously served as Chief Executive Officer and Chairman of the Board of Ethyl Corporation (provider of value-added manufacturing and supply solutions to the chemical industry and wholly owned subsidiary of NewMarket).

Thomas E. Gottwald; age 46; director since 1994; President and Chief Executive Officer of NewMarket since March 3, 2004, having previously served as President and Chief Executive Officer of Ethyl Corporation from June 1, 2001 through June 30, 2004 and President and Chief Operating Officer of Ethyl prior thereto.

Patrick D. Hanley; age 62; director since 2004; Senior Vice President-Finance and Accounting of UPS Ground Freight, Inc., formerly Overnite Corporation (truckload and less-than-truckload carrier and wholly owned subsidiary of United Parcel Service, Inc.) since July 31, 2003, having previously served as Senior Vice President and Chief Financial Officer of Overnite Transportation Company (wholly owned subsidiary of Overnite Corporation).

James E. Rogers; age 61; director since 2003; President of SCI Investors Inc. (private equity investment firm). Other directorships: Owens & Minor, Inc., Cadmus Communications Corporation, Wellman, Inc. and Caraustar Industries, Inc.

Sidney Buford Scott; age 74; director since 1959; Chairman of the Board of Scott & Stringfellow, Inc. (investment bankers and brokers).

Charles B. Walker; age 68; director since 1989; retired, having previously served as Vice Chairman of the Board of Albemarle Corporation (specialty chemicals company) from June 14, 2002 through January 31, 2003 and Vice Chairman of the Board and Chief Financial Officer of Albemarle Corporation prior thereto.

Our Board of Directors recommends that you vote “FOR” all of the nominees listed above.

Board of Directors

Our company is managed under the direction of our Board of Directors, which has adopted Corporate Governance Guidelines to set forth certain corporate governance practices. The Corporate Governance Guidelines are available on our Internet website at http://www.newmarket.com under Investor Relations, Corporate Governance.

Independence of Directors

Upon the recommendation of our Nominating and Corporate Governance Committee, our Board of Directors has affirmatively determined that each of the following directors is “independent” under the general listing standards of the New York Stock Exchange, the exchange on which shares of NewMarket common stock are listed, and our Corporate Governance Guidelines: Messrs. Hanley, Rogers, Scott and Walker, and Ms. Cothran. Our Board has adopted categorical standards, as part of our Corporate Governance Guidelines, to assist it in making determinations of independence. Each of the directors identified as independent in this proxy statement meets these standards. A copy of these standards is attached as Annex A to this proxy statement.

Board Meetings

Our Board of Directors meets on a regularly scheduled basis during the year to review significant developments affecting our company and to act on matters requiring board approval, and may hold special meetings between scheduled meetings when appropriate. During 2006, our Board held five meetings. During 2006, each of the directors attended at least 92% of the aggregate of (1) the total number of meetings of all committees of our Board on which the director then served and (2) the total number of meetings of our Board of Directors.

Meetings of Non-Management Directors; Presiding Director

Our Corporate Governance Guidelines require that the non-management members of our Board of Directors meet in executive session at each regularly scheduled board meeting. Our Board of Directors has determined that a presiding director should chair all meetings of non-management directors, as provided in our Corporate Governance Guidelines. The presiding director position will rotate among the chairs of each of the independent board committees in the following order: Bonus, Salary and Stock Option Committee, Audit Committee and Nominating and Corporate Governance Committee. During those meetings, the presiding director has the responsibilities to lead the meeting, set the agenda and determine the information to be provided to the other non-management directors at the meeting. Shareholders and other interested persons may contact any of the non-management directors through the method described in “—Communications with Our Board” below. Our Corporate Governance Guidelines also require that the independent members of our Board of Directors meet in executive session at each regularly scheduled board meeting.

Director Attendance at Annual Meeting

Our policy is that directors attend the annual meeting of shareholders each year. All directors, who were directors on the date of last year’s annual meeting of shareholders, attended last year’s annual meeting of shareholders.

Communications with Our Board

Our Board of Directors unanimously has approved a process for shareholders to send communications to the Board and individual directors. Shareholders and other interested persons may communicate with the full Board of Directors, a specified committee of our Board, the non-management directors or a specified individual member of our Board in writing by mail c/o NewMarket Corporation, 330 South Fourth Street, Richmond, Virginia 23219, Attention: Chief Legal Officer. All communications will be forwarded to our Board of Directors, the specified committee of our Board or the specified individual director, as appropriate. We screen all regular mail for security purposes.

Committees of Our Board

Our Board of Directors has established various committees to assist it with the performance of its responsibilities. These committees and their current members are described below.

Executive Committee

The Executive Committee currently consists of Messrs. Bruce C. Gottwald (Chairman), Thomas E. Gottwald and Scott. During 2006, the Executive Committee did not meet. The Executive Committee exercises all of the powers of our Board of Directors in the management of the ordinary business of our company when our Board of Directors is not in session.

Audit Committee

Messrs. Walker (Chairman), Hanley and Scott and Ms. Cothran currently serve on the Audit Committee. The Audit Committee operates under a written charter adopted by our Board of Directors, which is available on our Internet website at http://www.newmarket.com under Investor Relations, Corporate Governance. During 2006, the Audit Committee met on seven occasions. The primary function of the Audit Committee is to assist our Board of Directors in discharging its oversight responsibilities relating to our accounting, reporting, including our internal control over financial reporting, and financial practices by monitoring (1) these practices, generally, (2) the integrity of the financial statements and other financial information provided by us to any governmental body or the public, (3) our compliance with legal and regulatory requirements, (4) our independent registered public accounting firm’s qualifications and independence and (5) the performance of our independent registered public accounting firm and internal audit function. The Audit Committee, among other things, approves the engagement of our independent registered public accounting firm, subject to shareholder ratification. For a further description of the Audit Committee’s specific responsibilities, see the Audit Committee’s charter. Upon the recommendation of our Nominating and Corporate Governance Committee, our Board of Directors has determined that each of the members of the Audit Committee is “independent,” as that term is defined under the enhanced independence standards for Audit Committee members in the Securities Exchange Act of 1934 and the rules thereunder, as incorporated into the listing standards of the New York Stock Exchange, and in accordance with our Audit Committee charter. Our Board of Directors has also determined that each of Ms. Cothran and Messrs. Hanley and Walker is an “Audit Committee financial expert,” as that term is defined in the rules promulgated by the Securities and Exchange Commission under the Sarbanes-Oxley Act of 2002. Our Board has further determined that each of the members of the Audit Committee is financially literate and that each of the members of the Audit Committee has accounting or related financial management expertise, as such terms are interpreted by our Board in its business judgment.

Bonus, Salary and Stock Option Committee

Messrs. Rogers (Chairman), Hanley and Walker and Ms. Cothran currently serve on the Bonus, Salary and Stock Option Committee. The Bonus, Salary and Stock Option Committee operates under a written charter adopted by our Board of Directors, which is available on our Internet website at http://www.newmarket.com under Investor Relations, Corporate Governance. Our Board of Directors has determined that each of the members of the Bonus, Salary and Stock Option Committee is “independent” under the general independence standards of the listing standards of the New York Stock Exchange and our Corporate Governance Guidelines. During 2006, the Bonus, Salary and Stock Option Committee met on six occasions. This committee approves the compensation of our directors, management-level employees and, together with all of our independent directors, approves the compensation of our Chief Executive Officer. It also approves all bonus awards, certain consultant agreements and initial salaries of new management-level personnel and grants awards under the 2004 NewMarket Corporation Incentive Compensation and Stock Plan, which we refer to in this proxy statement as the 2004 Incentive Plan. The committee has the sole authority to retain and terminate compensation consultants or other advisors to assist it with its duties. The committee has the sole authority to approve the fees and other retention terms of any such consultant or advisor. The committee may form and delegate its authority to subcommittees where appropriate. For a discussion of the objectives and philosophy of our executive compensation program, see “Compensation Discussion and Analysis” beginning on page 12. For a description of the 2004 Incentive Plan, see “Compensation Discussion and Analysis—Stock Options and Grants” on page 14.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of Messrs. Scott (Chairman), Hanley and Rogers and Ms. Cothran. The Nominating and Corporate Governance Committee operates under a written charter adopted by our Board of Directors, which is available on our Internet website at http://www.newmarket.com under Investor Relations, Corporate Governance. Our Board of Directors has determined that each of the members of the Nominating and Corporate Governance Committee is “independent” under the general independence standards of the listing standards of the New York Stock Exchange and our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee met on two occasions during 2006. This committee develops and recommends to our Board of Directors appropriate corporate governance guidelines and policies, monitors and evaluates the implementation of such guidelines and policies, identifies individuals qualified to act as directors and recommends director candidates to our Board for nomination by our Board.

Nominating and Corporate Governance Committee Process for Identifying and Evaluating Director Candidates. The Nominating and Corporate Governance Committee evaluates all director candidates in accordance with the director qualification standards described in our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee evaluates any candidate’s qualifications to serve as a member of our Board based on the skills and experience of individual board members as well as the skills and experience of our Board as a whole. In addition, the Nominating and Corporate Governance Committee will evaluate a candidate’s independence, skills and experience in the context of our Board’s needs.

Director Candidate Recommendations and Nominations by Shareholders. The Nominating and Corporate Governance Committee’s charter provides that the Nominating and Corporate Governance Committee will consider director candidate recommendations by shareholders. Shareholders should submit any such recommendations for the Nominating and Corporate Governance Committee through the method described under “—Communications with Our Board” above. In addition, in accordance with our amended bylaws, any shareholder entitled to vote for the election of directors may nominate persons for election to our Board of Directors so long as such shareholder complies with the procedures set forth in our amended bylaws and summarized in “Shareholder Proposals” beginning on page 29. There are no differences in the manner in which the committee evaluates director candidates based on whether the candidate is recommended by a shareholder. The Nominating and Corporate Governance Committee did not receive any recommendations from any shareholders in connection with the annual meeting.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics, which is available on our Internet website at http://www.newmarket.com under Investor Relations, Corporate Governance, that outlines the principles, policies and laws that are intended to guide our directors, officers and employees (including our Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer). We maintain several methods for the reporting of violations of our Code of Business Conduct and Ethics or other concerns, including a toll-free hotline. We prohibit retaliation of any kind against employees for good faith reports of ethical violations.

We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K relating to amendments to or waivers from any provision of our Code of Business Conduct and Ethics applicable to the Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer by posting this information on our Internet website.

Availability of Corporate Governance Guidelines, Code of Business Conduct and Ethics and Committee Charters

Our Corporate Governance Guidelines, Code of Business Conduct and Ethics and the charters of the Audit Committee, Bonus, Salary and Stock Option Committee and Nominating and Corporate Governance Committee are available on our Internet website at http://www.newmarket.com under Investor Relations, Corporate Governance and in print to any shareholder upon request by contacting our corporate secretary as described in “Certain Matters Relating to Proxy Materials and Annual Reports — Electronic Access of Proxy Materials and Annual Reports” on page 30.

Compensation of Directors

Our Board determines the form and amount of compensation for our non-employee directors based on the recommendation of the Bonus, Salary and Stock Option Committee, which conducts an annual review of compensation for our non-employee directors. As part of its review, the Bonus, Salary and Stock Option Committee considers whether a director’s independence will be jeopardized (1) if director compensation and perquisites exceed customary levels, (2) if our company makes charitable contributions to organizations with which a director is affiliated or (3) if our company enters into contracts with, or provides other indirect forms of compensation to, a director or organization with which a director is affiliated.

Under its charter, the Bonus, Salary and Stock Option Committee has sole authority to retain and terminate compensation consultants and other advisors to assist it with its duties and to approve fees and retention terms related to those consultants and advisors. The Bonus, Salary and Stock Option Committee may also form and delegate its authority to subcommittees where appropriate.

The following table presents information relating to total compensation of our non-employee directors for the fiscal year ended December 31, 2006.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)
Phyllis L. Cothran	$55,000	$5,179	$0	$—		$0		$60,179
Bruce C. Gottwald	152,500	0	0	—	(2)	444,322	(3)	596,822
Patrick D. Hanley	55,000	5,179	0	—		0		60,179
James E. Rogers	43,000	5,179	0	—		0		48,179
Sidney Buford Scott	46,000	5,179	0	—		0		51,179
Charles B. Walker	52,000	5,179	0	—		0		57,179

(1)	Represents (a) the dollar amount we recognized for financial reporting purposes with respect to the fiscal year ended December 31, 2006 and (b) the grant date fair market value in each case computed in accordance with FAS 123R of the shares of NewMarket common stock awarded to each non-employee director under the terms of our Non-Employees Directors’ Stock Acquisition Plan. For a description of this plan, see “— Non-Employee Directors’ Stock Acquisition Plan” below.
(2)	The present value of Mr. Bruce Gottwald’s accumulated benefit under the NewMarket Corporation and Affiliates Excess Benefit Plan, which we refer to in this proxy statement as the Excess Benefit Plan, as of December 31, 2006, was $4,633,666. For a description of the Excess Benefit Plan, see “Compensation of Executive Officers—Pension Benefits—Excess Benefit Plan” on page 22 of this proxy statement. Mr. Bruce Gottwald, our retired Chief Executive Officer and current Chairman of the Board of Directors, is our only non-employee director who is eligible to receive any benefits under our pension-related plans. His eligibility is due to his past service as an executive.

The actuarial present value from December 31, 2005, the measurement date used for financial statement reporting purposes with respect to our audited consolidated financial statements for the fiscal year ended December 31, 2005, to December 31, 2006, the measurement date used for financial statement reporting purposes with respect to our audited consolidated financial statements for the fiscal year ended December 31, 2006, of Mr. Bruce Gottwald’s benefit under the Excess Benefit Plan decreased $265,224. The decrease was due to (a) a change in the discount rate to 5.875% causing a decrease of $131,876, (b) a change in the discount period resulting in an increase of $310,974 and (c) a payment to Mr. Bruce Gottwald in the amount of $444,322 under the Excess Benefit Plan.

For purposes of computing the actuarial present value of the accrued benefit payable to Mr. Bruce Gottwald, we used the same assumptions used for financial reporting purposes under accounting principles generally accepted in the United States, or GAAP, including that (a) the retirement age is the normal retirement age (age 65) under the Excess Benefit Plan, (b) a 5.5% discount rate for the measurement period ended December 31, 2005 and a 5.875% discount rate for the measurement period ended December 31, 2006 and (c) payments will be made on a straight-life monthly annuity basis. Mr. Bruce Gottwald remained in our employ until he reached the normal retirement age. For a description of the assumptions we used, see Note 18 to our consolidated financial statements and the discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” both of which are included in our annual report on Form 10-K for the fiscal year ended December 31, 2006 and incorporated by reference into this proxy statement.

(3)	Mr. Bruce Gottwald receives an annual benefit of $444,322 from the Excess Benefit Plan in the form of a 100% joint and survivor annuity, which is an annuity for the life of the participant and for the life of his or her surviving spouse, at the same rate. The first 60 months of the annuity are guaranteed.

Non-Employee Directors’ Fees

During 2006, we paid each of our non-employee directors (a) $1,500 for attendance at each board meeting and (b) $1,500 for attendance at each meeting of a committee of our Board of Directors of which he or she is a member. In addition, we paid each of our non-employee directors a quarterly fee of $6,250. During 2006, we paid a $30,000 quarterly fee to Mr. Bruce C. Gottwald for serving as Chairman of the Board of Directors. We do not pay employee members of our Board of Directors separately for their service on our Board or its committees.

In 2007, we will continue to pay our non-employee directors (a) $1,500 for attendance at each board meeting and (b) $1,500 for attendance at each meeting of a committee of our Board of Directors of which he or she is a member. We have increased the annual stock grant we make to each non-employee director from $5,000 to $20,000. As of January 1, 2007, we began paying the following quarterly retainers: (a) $7,500 to our non-employee directors; (b) $35,000 to our Chairman of the Board; (c) $1,250 to each member of our Audit Committee and an additional $1,250 to the Chairman of our Audit Committee; (d) $1,250 to the Chairman of our Bonus, Salary and Stock Option Committee; and (e) $1,250 to the Chairman of our Nominating and Corporate Governance Committee.

Directors’ Retirement Benefits

Any director who was elected to our Board on or before February 23, 1995 and who retires from our Board will receive $12,000 per year for life after age 60. The $12,000 is payable in quarterly installments. The retirement payments to former directors may be discontinued under certain circumstances. Of our current directors, Messrs. Bruce C. Gottwald, Thomas E. Gottwald, Scott and Walker, and Ms. Cothran are eligible for this benefit upon their retirement after age 60.

Non-Employee Directors’ Stock Acquisition Plan

Under the NewMarket Corporation Non-Employee Directors’ Stock Acquisition Plan, which we refer to in this proxy statement as the Non-Employee Directors’ Stock Plan, each non-employee director is awarded on each July 1 that number of whole shares of NewMarket common stock that, when multiplied by the closing price of NewMarket common stock on the immediately preceding business day, as reported in The Wall Street Journal, equal as nearly as possible but do not exceed $5,000. The shares of NewMarket common stock awarded under the Non-Employee Directors’ Stock Plan are nonforfeitable and the recipient directors immediately and fully vest in the NewMarket common stock issued under the Non-Employee Directors’ Stock Plan. Subject only to the limitations on transfer as may be specified by applicable securities laws, directors may sell their shares under the Non-Employee Directors’ Stock Plan at any time. We terminated the Non-Employee Directors’ Stock Plan on February 22, 2007 and made no awards after July 1, 2006. In July 2007, we will begin granting stock awards to directors under the 2004 Incentive Plan.

Certain Relationships and Related Transactions

Thomas E. Gottwald, President, Chief Executive Officer and director of our company, is a son of Bruce C. Gottwald, Chairman of the Board of Directors of our company. Russell L. Gottwald, Jr., the President of Ethyl Corporation, a wholly owned subsidiary of NewMarket, is the first cousin of Bruce C. Gottwald. The members of the family of Bruce C. Gottwald may be deemed to be control persons of our company.

Our policy is to require that any transaction with a related person required to be reported under applicable Securities and Exchange Commission rules be reviewed and approved or ratified by a committee consisting of independent directors. We have not adopted procedures for review of, or standards for approval of, these transactions, but instead review related person transactions on a case-by-case basis.

Beneficial Ownership Reporting Compliance

Based solely on our review of the forms required by Section 16(a) of the Exchange Act that we have received, we believe that there has been compliance with all filing requirements applicable to our officers and directors and beneficial owners of greater than 10% of NewMarket common stock.

Stock Ownership

Principal Shareholders

The following table lists any person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) who, to our knowledge, was the beneficial owner as of January 31, 2007, of more than 5% of our outstanding voting shares.

Title of Class	Name and Address of Beneficial Owners	Number of Shares		Percent of Class
Common Stock	Bruce C. Gottwald 330 South Fourth Street Richmond, Virginia 23219	1,642,786	(a)(b)	9.50%

	Goldman Sachs Asset Management, L.P. 32 Old Slip New York, New York 10005	1,661,177	(c)	9.60	%(c)

	Renaissance Technologies Corp. 800 Third Avenue New York, New York 10022	1,008,100	(d)	5.84	%(d)

(a)	As of January 31, 2006, Bruce C. Gottwald had sole voting and investment power over all of the shares disclosed except 62,451 shares held by his wife and in certain trust relationships as to which he disclaims beneficial ownership. This amount does not include an aggregate of 427,011 shares (2.46%) of NewMarket common stock beneficially owned by the adult sons of Bruce C. Gottwald or an aggregate of 637,220 shares (3.68%) beneficially owned by three separate trusts of which each of the adult sons of Bruce C. Gottwald and his wife are co-trustees. Bruce C. Gottwald and his adult sons have no agreement with respect to the acquisition, retention, disposition or voting of NewMarket common stock.
(b)	This amount does not include any shares owned of record by Merrill Lynch Trust Company, as trustee under our savings plan for the benefit of our employees. Shares held under our savings plan are voted by the trustee in accordance with instructions solicited from employees participating in the plan. If a participating employee does not give the trustee voting instructions, his or her shares generally are voted by the trustee in accordance with our Board’s recommendations to the shareholders. Because members of the family of Bruce C. Gottwald are executive officers and directors of our company and are among our largest shareholders, they may be deemed to be control persons of our company and to have the capacity to control any such recommendation of our Board of Directors.
(c)	Information provided is based solely on Amendment No. 1 to Schedule 13G filed on February 9, 2007 by Goldman Sachs Asset Management, L.P., an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.
(d)	Information provided is based solely on Schedule 13G filed on February 12, 2007 by Renaissance Technologies Corp., an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, and James H. Simons, the control person of Renaissance Technologies Corp.

Directors and Executive Officers

The following table sets forth as of January 31, 2007, the beneficial ownership of NewMarket common stock by all of our directors, our Chief Executive Officer and our other executive officers listed under “Compensation of Executive Officers” on page 17 and all of our directors and executive officers as a group. Unless otherwise indicated, each person listed below has sole voting and investment power over all shares beneficially owned by him or her.

Name of Beneficial Owner or Number of Persons in Group	Number of Shares with Sole Voting and Investment Power(1)	Number of Shares with Shared Voting and Investment Power		Total Number of Shares		Percent of Class(2)
Phyllis L. Cothran	2,978	—		2,978

Steven M. Edmonds	22,397	—		22,397

David A. Fiorenza	8,146	—		8,146

Bruce C. Gottwald	1,580,335	62,451	(3)	1,642,786		9.50%

Thomas E. Gottwald	187,275	29,208	(4)	216,483		1.25%

Patrick D. Hanley	439	—		439

Bruce R. Hazelgrove, III	17,191	1,070		18,261

C. S. Warren Huang	15,138	—		15,138

James E. Rogers	3,193	—		3,193

Sidney Buford Scott	15,023	—		15,023	(5)

Charles B. Walker	14,009	—		14,009

Directors and executive officers as a group (15 persons)	1,916,635	94,985		2,011,620		11.62%

(1)	The amounts in this column include shares of NewMarket common stock with respect to which certain persons had the right to acquire beneficial ownership within 60 days of January 31, 2006, pursuant to the exercise of options granted under the 1982 Stock Option Plan: Steven M. Edmonds: 20,000 shares; David A. Fiorenza: 8,000 shares; Thomas E. Gottwald: 30,000 shares; C. S. Warren Huang: 15,000 shares; and the directors and executive officers as a group: 77,000 shares.
(2)	Except as indicated, each person or group owns less than 1% of NewMarket common stock.
(3)	Mr. Bruce C. Gottwald disclaims beneficial ownership of all 62,451 of such shares.
(4)	Mr. Thomas E. Gottwald disclaims beneficial ownership of all 29,208 of such shares.
(5)	Mr. Sidney Buford Scott has pledged as security all 15,023 of such shares.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

Our executive compensation philosophy is to create a long-term direct relationship between pay and our performance. Our executive compensation program is managed to provide a balanced total compensation package over the executive’s career with our company. The package is designed to attract, motivate and retain highly qualified executives, to provide incentives for increasing our profits by awarding executives when individual and corporate goals are achieved and to align the interests of executives and long-term shareholders. The compensation package of our named executive officers consists of four main elements:

1.	base salary in the 50th percentile range among peer group companies;

2.	annual performance awards payable in cash and tied to corporate and individual objectives;

3.	periodic awards of stock options and grants intended to achieve unity of interest between executives and shareholders; and

4.	benefit plans designed to promote long-term employment.

Process for Setting Executive Compensation

The Bonus, Salary and Stock Option Committee, referred to as the Committee in this discussion, is responsible for developing and overseeing the implementation of our philosophy with respect to the compensation of executives and for monitoring the implementation and results of the compensation philosophy to ensure compensation remains competitive, creates proper incentives to enhance shareholder value, rewards superior performance and is justified by returns available to shareholders. The Committee annually reviews and approves for each named executive officer, and particularly with regard to the Chief Executive Officer, all components of compensation, corporate goals and objectives and performance in light of the stated goals and objectives. Additionally, the Committee reviews and approves the base salary, annual and long term incentive opportunities, employment agreements, severance agreements, change in control agreements, if applicable, and any other special or supplemental benefits of the named executive officers. The Chief Executive Officer annually provides the Committee a written evaluation of each named executive officer’s performance based on the goals and objectives developed by the Chief Executive Officer and named executive officer at the beginning of the year. As part of the evaluation, the Chief Executive Officer provides a statement of the named executive’s accomplishments versus established goals to support the compensation recommended to the Committee.

Under its charter, the Committee has the sole authority to retain and terminate one or more compensation consultants or other advisors to assist it with its duties. For 2006, the Committee engaged Frederic W. Cook & Co., Inc. as its compensation consultant to advise it on our executive compensation program and to provide it with market benchmarking data. The Committee provided instructions to the consultants pertaining to the scope of work to be performed but did not direct the manner in which the work was performed.

Program Components

Our executive compensation program consists of the following elements:

Base Salary

With our base salary structure, we strive to provide salaries that encourage internal growth, attract new talent and reward strong leadership that will sustain our growth and profitability. We seek to pay salaries within the 50th percentile for peer group companies and have historically found that maintaining salaries within a 15% range of that percentile allows us to retain our existing executives and hire the desired caliber of new talent when required. These peer group companies include some of the companies listed on the Standard & Poor’s 1500 Specialty Chemical Index. The base salary for each named executive officer reflects our past and current operating profits, the named executive officer’s individual contribution to our success throughout his career, internal pay equity and market data regarding comparable positions within peer group companies. In determining and managing base salary, the Committee considers all of these factors, though it does not assign specific weights to any factor.

Our annual review of market data regarding compensation paid by the peer group companies revealed that the average base salaries of our named executive officers for 2005 fell between 79% and 98% of the median base salary for executives in comparable positions. In 2006, the named executive officers other than the Chief Executive Officer received average raises in salary of 3.6%, while the Chief Executive Officer received a 5% raise. The Chief Executive Officer’s salary is 21% below the median base salary for peer group companies. While this salary falls below the established target of the +/- 15% range of the median, it is consistent with managing compensation over an executive’s entire career. Overall, the salary increases fell within the 2006 merit increase guidelines for rewarding performance based upon the accomplishment of the goals and objectives established at the beginning of the year.

Bonus

The objectives of our Management Bonus Plan, which became effective January 1, 2003 and which we refer to in this proxy statement as the Bonus Plan, are to encourage and reward our employees, including the named executive officers, who contribute to and participate in our success by their invention, ability, industry, loyalty or exceptional service and to recruit additional executives who will contribute to that success. Each of our employees is eligible for consideration for a cash award under the Bonus Plan. The Chief Executive Officer makes recommendations regarding bonus awards, but the Committee has sole and final authority in designating employees to whom awards are made, the size of the award, if any, and its terms and conditions. The Bonus Plan is comprised of three components: the bonus pool, measuring individual performance and corporate performance and weighting of performance measures (individual and corporate).

Bonus Pool. After the end of each fiscal year, we calculate the annual bonus pool available under the Bonus Plan for the next fiscal year. The annual bonus pool is calculated as a percentage of net operating income excluding nonrecurring items (corporate performance). The specific percentage is subject to approval by the Committee and is determined on an annual basis. For bonus awards made in early 2007 based on 2006 performance, the Committee approved a bonus pool consisting of 3.5% of our 2006 net operating income. Funding of the bonus pool serves as the basis for determining payout targets. The payout targets are determined first by the job level then adjusted for the individual and corporate performance measures discussed below. The payout target is expressed as a percentage of base salary. The plan does not guarantee an annual payout, but establishes guidelines for deriving the bonus pool.

Measuring Individual Performance and Corporate Performance. At the beginning of each year, each eligible employee establishes goals and objectives for the upcoming year. These goals and objectives are reviewed with and approved by the employee’s manager. After the end of each year, each eligible employee receives an annual performance review and is assigned a rating based on individual performance. The rating determines the percentage of the target payout for which an employee is eligible. Based on this assessment, an employee may receive up to 150% of the target payout for which he or she is eligible for the individual performance component.

Corporate performance is based on the achievement of general corporate goals such as growth in our petroleum additives segment, the management of the declining tetraethyl lead product line and the successful completion of other specified corporate objectives. An employee may receive up to 100% of the target payout for which he or she is eligible for the corporate performance component.

Weighting of Performance Measures (Individual and Corporate). The Bonus Plan provides for weighting the corporate performance measure and individual performance measure according to the level/responsibility in our company. The awards for the executive level positions and sales positions are weighted more heavily by the corporate performance measure and less by the individual performance measure. Awards for the non-executive/non-sales positions are weighted more heavily by the individual performance measure than the corporate performance measure. This practice ensures that managers who have the most influence over corporate results receive awards that are primarily based on corporate results. When we have a successful year and exceed our financial goals, employees may receive higher payouts. Consequently, when financial results are not as good, the result may be lower payouts to employees.

Management reviews the individual’s performance, the individual’s base pay/total compensation package relative to the peer group companies, the target incentive as established by the Bonus Plan and, based on all of these factors, establishes a proposed pay out recommendation for the Committee’s consideration.

As shown in the Summary Compensation table, in early 2007, we awarded each of the named executive officers bonuses based primarily on our success in 2006, including growth in the petroleum additives business and successful management of the contribution from the declining tetraethyl lead product line. The bonuses awarded in 2006 met the targeted payout under the Bonus Plan calculus. Overall the bonuses fell within the established guidelines under the Bonus Plan for rewarding performance based upon prescribed objectives.

We believe our methodologies for awarding salary and bonus have allowed and will continue to allow us to meet the objectives of the compensation program.

Stock Options and Grants

We encourage, but do not insist on, executive ownership of NewMarket common stock. Methods of supporting ownership include the 2004 Incentive Plan and the company sponsored Savings Plan, which is discussed under “—Benefits” below.

Under the 2004 NewMarket Corporation Incentive Compensation and Stock Plan, which we refer to in this proxy statement as the 2004 Incentive Plan, we may grant executives and any employee or Board member options to purchase shares of NewMarket common stock, stock appreciation rights (SARs) along with those options, stock awards and incentive awards. We believe that the 2004 Incentive Plan will allow us to recruit and retain talented individuals by enabling such individuals to participate in our future success and align their interests with our interest and those of our shareholders. The Committee administers the 2004 Incentive Plan and has sole discretion to grant awards and place conditions on those awards in accompanying agreements, including on such factors as the exercisability of all or part of an option or SAR or on the transferability or forfeitability of any stock or incentive award by requiring, for example, the completion of a specified period of service with our company or our achievement of a certain level of financial performance or financial return. A grant of stock options entitles the executive to purchase a specified number of shares of common stock at a price the Committee fixes at the time of granting the option; provided, however, the price may not be less than the shares’ fair market value on the date of grant. At the time it grants the option, the Committee fixes the maximum period in which the option may be exercised but, in the case of an incentive stock option, that period cannot exceed 10 years.

The 2004 Incentive Plan also contains change in control provisions that provide that if the agreement accompanying each award so provides, on or after the date of a change in control any option award and any SAR granted along with an option vest immediately, any stock award becomes immediately transferable and nonforfeitable and any incentive award is deemed earned in its entirety. We believe the change in control provision provides flexibility as a tool to both attract and retain top talent.

Stock based compensation has been used as a retention tool and a long-term incentive mechanism for key employees. The most recent grants were awarded in 2001/2002. Consideration of new grants is made annually. Given the dramatic increase in the price of NewMarket common stock from the exercise price of the 2001/2002 grants, the other components of total compensation and general conditions within the industry, the Chief Executive Officer has not recommended any additional grants over the past four years. We will continue to evaluate the need and effectiveness of stock based awards on an annual basis.

We have not timed nor do we plan to time our release of material non-public information for the purpose of affecting the value of executive compensation.

Benefits

We offer a number of retirement-related plans to provide security for current and future needs of our employees, including our named executive officers and their families. We believe that our benefit plans further our goals of attracting and retaining highly-qualified named executive officers. Our retention programs create management stability and solidify alignment of interest between the named executive officers and our long-term shareholders.

Pension Plan. We maintain a tax-qualified, defined benefit pension plan, which we refer to in this proxy statement as the Pension Plan, aimed at allowing employees, including the named executive officers, to retire comfortably at age 65. The Pension Plan is a final average pay plan based on an average of the participant’s three consecutive highest-paid years in the ten year period preceding retirement. Benefits are paid on a monthly basis according to the participant’s elected form of payment.

Savings Plan. In addition to the Pension Plan, we maintain a tax-qualified savings plan, which we refer to in this proxy statement as the Savings Plan, designed to provide employees, including the named executive officers, with a tax-effective method for saving for a comfortable retirement. We contribute 50% of the first 10% of base pay that the participant contributes to the Savings Plan in the form of NewMarket common stock. The participant’s contribution is 100% vested at all times, while company contributions vest incrementally until five years of service, when they become fully vested.

Based on market research conducted by Watson Wyatt Worldwide, a third party consulting company that provides our actuarial data, we have determined that the pension and savings plan benefits we award to the named executive officers are competitive when compared with benefit plans maintained by other peer group companies.

Excess Benefit Plan. Because the Internal Revenue Code places limitations on the contributions highly-paid employees, such as the named executive officers, can make to the Pension Plan and the Savings Plan, we also provide an excess benefit plan, which we refer to in this proxy statement as the Excess Benefit Plan, to which we credit additional amounts for each participant such that the participant receives the benefits that would have been received but for those Internal Revenue Code limitations. A participant does not become eligible to receive payments under the Excess Benefit Plan unless employment terminates at a time or as a result of an event that would have caused the benefits to vest under the Pension Plan. All benefits under the Excess Benefit Plan are paid out of our general assets.

We believe these benefit programs allow us to attract and retain executives whose judgment, abilities and experience contribute to our continued success. We conduct semi-annual reviews of the performance of the Savings Plan to ensure that participants are offered a breadth of investment options and services that will enable them to work toward a financially secure future.

Agreements with Executive Officers

We currently do not have employment agreements or change in control agreements with any of our executive officers. We have, however, entered into an Additional Benefit Agreement with Mr. Huang, which we refer to in this proxy statement as the Additional Benefit Agreement. Under the Additional Benefit Agreement, we agreed to credit to Mr. Huang an amount equal to 1/12th of $200,000 on the first day of each month commencing on January 1, 2006 and ending December 1, 2008. On December 31, 2006, Mr. Huang will become 50% vested in his benefit and will become 100% vested on December 31, 2007. Mr. Huang first becomes entitled to receive cash payments from the account after his employment with us ends. If he dies or becomes disabled, he or his beneficiary receives all or a pro rata portion of the proceeds of the amount credited, depending upon when death or disability occurs. In no case will Mr. Huang receive payments under the account if he is dismissed for cause or permitted to retire or resign in lieu of dismissal for cause or if he engages upon termination of his employment with us in certain prohibited conduct we consider competitive.

We believe that this agreement with Mr. Huang appropriately recognizes his leadership during a period of transition for NewMarket and rewards his contribution to our success.

Other Policies

Internal Revenue Code Section 162(m) allows us to deduct compensation in excess of $1 million paid to our executive officers if certain criteria are satisfied. Awards made under the 2004 Incentive Plan generally will meet such criteria. Bonus Plan awards do not meet such criteria because the Committee exercises discretion in determining awards based on individual performance factors the Committee deems relevant. The Committee does not, however, anticipate awarding compensation under the Bonus Plan that would result in the loss of tax deductibility.

THE BONUS, SALARY AND STOCK OPTION COMMITTEE REPORT

The Bonus, Salary and Stock Option Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Bonus, Salary and Stock Option Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE BONUS, SALARY AND STOCK OPTION COMMITTEE

James E. Rogers, Chairman

Phyllis L. Cothran

Patrick D. Hanley

Charles B. Walker

February 22, 2007

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table presents information with respect to total compensation of our Chief Executive Officer, our Principal Financial Officer and the three other most highly compensated executive officers of our company, whom we refer to in this proxy statement as the named executive officers, for the fiscal year ended December 31, 2006.

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2) ($)	All Other Compensation(3) ($)	Total ($)
Thomas E. Gottwald	2006	$510,000	$350,000	$0	$0	$0	$56,317	$25,500	$941,817
President and Chief Executive Officer

David A. Fiorenza	2006	258,692	110,000	0	0	0	78,542	12,934	460,168
Vice President, Treasurer and Principal Financial Officer

C. S. Warren Huang	2006	322,775	250,000	0	0	0	86,762	216,138	875,675
President of Afton Chemical Corporation

Steven M. Edmonds	2006	250,275	110,000	0	0	0	29,395	12,514	402,184
Vice President and General Counsel

Bruce R. Hazelgrove, III	2006	213,858	125,000	0	0	0	16,292	10,692	365,842
Vice President-Corporate Resources

(1)	The amounts in this column represent salaries before compensation reduction payments under the Savings Plan. The Savings Plan is a plan qualified under Section 401 of the Internal Revenue Code.
(2)	The amounts indicate the aggregate change in the actuarial present value of each of the named executive officer’s accrued benefit under the Pension Plan and the Excess Benefit Plan, which collectively we refer to in this proxy statement as the pension retirement plans, from December 31, 2005, the measurement date used for financial statement reporting purposes with respect to our audited financial statements for the fiscal year ended December 31, 2005, to December 31, 2006, the measurement date used for financial statement reporting purposes with respect to our audited financial statements for the fiscal year ended December 31, 2006. For purposes of computing the actuarial present value of the accrued benefit payable to the named executive officers, we used the same assumptions used for financial reporting purposes under GAAP, including that (a) the retirement age is the normal retirement age (age 65) under the pension retirement plans, (b) a 5.5% discount rate for the measurement period ended December 31, 2005 and a 5.875% discount rate for the measurement period ended December 31, 2006, (c) the named executive officer will remain in our employ until he reaches the normal retirement age and (d) payments will be made on a straight-life monthly annuity basis. For a description of the assumptions we used, see Note 18 to our consolidated financial statements and the discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” both of which are included in our annual report on Form 10-K for the fiscal year ended December 31, 2006 and incorporated by reference into this proxy statement.

(3)	We credited the following amounts under each of the plans or agreements listed below to each named executive officer:

Name	Savings Plan ($)	Excess Benefit Plan ($)	Additional Benefit Agreement		Total ($)
Thomas E. Gottwald	$11,000	$14,500	$0		$25,500

David A. Fiorenza	11,000	1,934	0		12,934

C. S. Warren Huang	11,000	5,138	200,000	(a)	216,138

Steven M. Edmonds	11,000	1,514	0		12,514

Bruce R. Hazelgrove, III	10,692	0	0		10,692

(a)

Represents the aggregate monthly amount credited to Mr. Huang under the Additional Benefit Agreement. During 2006, we credited, monthly, to Mr. Huang an amount equal to 1/12th of $200,000; however, as of December 31, 2006, only 50% of that amount, or $100,000, had vested. For further discussion, please see “Additional Benefit Agreement” below.

Additional Benefit Agreement

We entered into an Additional Benefit Agreement with Mr. Huang on May 1, 2006. This agreement provides that commencing on January 1, 2006 and through December 31, 2008 (or until the first day of the month preceding his termination of employment, if earlier), we will credit monthly to Mr. Huang an amount equal to 1/12th of $200,000. Fifty percent of the amount credited became vested on December 31, 2006 and 100% of the amount credited to Mr. Huang will vest on December 31, 2007. Generally, Mr. Huang will not be eligible to receive this additional benefit, which will be paid in cash, until six months after termination of his employment from our company or our affiliates. In the event that Mr. Huang is dismissed for cause (for fraud, dishonesty or the conviction of, or pleading guilty to, a felony, or embezzlement from our company or an affiliate) or he engages, without the consent of our company, in prohibited conduct within 36 months following the termination of his employment for any reason from our company, he will forfeit his entire interest in the agreement.

The term “prohibited conduct” generally means engaging in competitive activities or working for, owning, managing, operating, controlling or participating in the ownership, management, operation or control of an entity or person engaged in competitive activities. The term “competitive activities” generally means business activities relating to products or services of the same or similar type as the products or services (1) which are sold (or, under an existing business plan, will be sold) to our paying customers and (2) for which Mr. Huang has the responsibility to plan, develop, manage, market or oversee, or had any such responsibility within Mr. Huang’s most recent 36 months of employment with our company.

Outstanding Equity Awards at Fiscal Year-End

The following table presents information concerning the number and value of unexercised stock options for the named executive officers outstanding as of the end of the fiscal year ended December 31, 2006. There were no other equity awards such as SARs or similar instruments, nonvested stock (including restricted stock, restricted stock units or other similar instruments) or incentive plan awards for the named executive officers outstanding as of the end of the fiscal year ended December 31, 2006.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Thomas E. Gottwald	30,000	(1)	0	0	$4.35	September 28, 2011
David A. Fiorenza	8,000	(1)	0	0	4.35	September 28, 2011
C. S. Warren Huang	15,000	(1)	0	0	4.35	September 28, 2011
Steven M. Edmonds	20,000	(2)	0	0	4.35	October 11, 2012
Bruce R. Hazelgrove, III	0		0	0	—	—

(1)	We issued these options in 2001 under Ethyl Corporation’s 1982 Stock Option Plan, which we refer to in this proxy statement as the 1982 Incentive Plan. We provided stock-based compensation opportunities for executives and key employees under the 1982 Incentive Plan until March 2, 2004, when the plan terminated. No further options will be granted under the 1982 Incentive Plan
(2)	We issued these options in 2002 under the 1982 Incentive Plan.

Option Exercises and Stock Vested

The following table presents information concerning the exercise of stock options for the named executive officers during the fiscal year ended December 31, 2006. There were no other exercises of options, SARs or similar instruments or vesting of stock (including restricted stock, restricted stock units or other similar instruments) for the named executive officers during the fiscal year ended December 31, 2006.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Thomas E. Gottwald	0	$—

David A. Fiorenza	8,000	251,120

C. S. Warren Huang	10,000	478,371

Steven M. Edmonds	0	—

Bruce R. Hazelgrove, III	20,000	1,127,580

Pension Benefits

The following table presents information as of December 31, 2006 concerning each defined benefit plan of our company that provides for payments or other benefits to the named executive officers at, following or in connection with retirement:

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Thomas E. Gottwald	Pension Plan Excess Benefit Plan (Pension Plan Component)	15 15	(1) (1)	$83,959 313,589	$0 0

David A. Fiorenza	Pension Plan Excess Benefit Plan (Pension Plan Component)	33 33		243,673 267,958	0 0

C. S. Warren Huang	Pension Plan Excess Benefit Plan (Pension Plan Component)	27 27		211,466 452,381	0 0

Steven M. Edmonds (2)	Pension Plan Excess Benefit Plan (Pension Plan Component)	4 4		72,631 28,167	0 0

Bruce R. Hazelgrove, III	Pension Plan Excess Benefit Plan (Pension Plan Component)	10 10		77,422 21,704	0 0

(1)	As of December 31, 2006, Mr. Thomas Gottwald had 20 years of service with our company and affiliate or predecessor employers, but only 15 years were applicable as credits for service under the Pension Plan and Excess Benefit Plan. Mr. Thomas Gottwald could not apply his full 20 years of service with our company and affiliate or predecessor employers because he had not continuously worked for our company and affiliate or predecessor employers for 20 years. For a period of time, he worked for an entity unrelated to our company and affiliate or predecessor employers.

(2)	Mr. Edmonds had fewer than five years of service as of December 31, 2006 and, therefore, was not vested in his accumulated benefit.

For purposes of computing the actuarial present value of the accrued benefit payable to the named executive officers, we used the same assumptions used for financial reporting purposes under GAAP, including that (a) the retirement age is the normal retirement age (age 65) under the pension retirement plans, (b) a 5.875% discount rate for the measurement period ended December 31, 2006, (c) the named executive officer will remain in our employ until he reaches the normal retirement age and (d) payments will be made on a straight-life monthly annuity basis. For a description of the assumptions we used, see Note 18 to our consolidated financial statements and the discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” both of which are included in our annual report on Form 10-K for the fiscal year ended December 31, 2006 and incorporated by reference into this proxy statement.

Pension Plan

We maintain the Pension Plan, which is a defined benefit plan that covers, generally, full-time salaried employees of our company and participating subsidiaries who are not covered by a collective bargaining agreement. We have reserved the right to terminate or amend the Pension Plan at any time, subject to certain restrictions identified in the Pension Plan.

The benefit formula under the Pension Plan is based on the participant’s final-average earnings, which are defined as the average of the highest three consecutive calendar years’ earnings (base pay plus 50% of incentive bonuses paid in any fiscal year) during the 10 consecutive calendar years immediately preceding the date of determination. The years of pension benefit service for each of our named executive officers as of December 31, 2006, were: Thomas E. Gottwald, 15; C. S. Warren Huang, 27; David A. Fiorenza, 33; Steven M. Edmonds, 4; and Bruce R. Hazelgrove, III, 10. Benefits under the pension retirement plans are computed on the basis of a life annuity with 60 months guaranteed payments. The benefits are not subject to reduction for Social Security. On December 31, 2000, we terminated our tax-qualified defined benefit plan for our salaried employees in the United States, which for the purposes of this discussion we refer to as the prior plan, and implemented the Pension Plan with an identical formula on January 1, 2001. For purposes of determining pension benefit service under the Pension Plan, participants receive credit for years of pension benefit service earned under the prior plan; however, their benefits under the Pension Plan are offset by benefits that we paid to them under the prior plan.

Subject to certain limitations, a participant who reaches normal retirement age (65 years of age) receives an annuity for life payable monthly beginning on his normal retirement date (as defined in the Pension Plan) at a monthly allowance equal to the difference between the following:

•	1.1% of his final average pay plus 1.5% of the excess of his final average pay over his covered compensation, multiplied by his number of years of pension benefit service; and

•

the sum of (1) any annual benefit accrued or paid under any other qualified defined benefit plan sponsored or previously maintained by an affiliate of our company or any predecessor employer, (2) any annual benefit accrued under a multi-employer defined benefit plan contributed to by an affiliate of our company on behalf of the participant and (3) the participant’s December 31, 2000 accrued benefit under the prior plan, which we paid out when we terminated the prior plan.

Subject to certain limitations, a participant who retires before his normal retirement date and who has completed 10 years of vesting service and reached age 55 may receive a monthly annuity beginning on his early retirement date (as defined in the Pension Plan).

The early retirement annuity is based on the participant’s normal retirement benefit but is reduced actuarially to reflect commencement prior to age 65. However, an eligible participant who retires on and after August 31, 2006, on an early retirement date will receive the greater of his benefit at termination reduced actuarially from age 65 or his accrued benefit at July 31, 2006, reduced by the early retirement factors in effect before that date. Messrs. Fiorenza and Huang are eligible for early retirement under the Pension Plan.

Excess Benefit Plan

The Internal Revenue Code limits the amount of pension benefits companies may pay under federal income tax qualified plans. As a result, our Board of Directors adopted the Excess Benefit Plan, under which we will make additional payments so that a person affected by the Internal Revenue Code limitations will receive the same amount he otherwise would have received under the Pension Plan and the Savings Plan but for the Internal Revenue Code limitations. We have reserved the right to terminate or amend the Excess Benefit Plan at any time.

We maintain the Excess Benefit Plan in the form of a nonqualified pension plan that provides eligible individuals the difference between the benefits they actually accrue under our Pension Plan and Savings Plan and the benefits they would have accrued under those plans but for the maximum benefit and the limit on annual additions and the limitation on compensation that may be recognized under the Internal Revenue Code. The Excess Benefit Plan is divided into two components, a component for excess contributions credited under the Savings Plan formula and a component for excess benefits accrued under the Pension Plan formula. With respect to the Pension Plan component of the Excess Benefit Plan, which we refer to in this proxy statement as the Pension Plan component, the eligible individuals will accrue the amount that they would have accrued under the Pension Plan but for the limitations recognized by the Internal Revenue Code. With respect to the Savings Plan component of the Excess Benefit Plan, which we refer to as the Savings Plan component, the eligible individuals will be credited with the matching contributions that the Company would have made to the Savings Plan but for the limitations recognized by the Internal Revenue Code. The Savings Plan component is hypothetically invested phantom shares of NewMarket common stock based on the fair market value at the end of the month in which the amounts are credited. The amounts credited to the Savings Plan component reflect contributions that cannot be made to the Savings Plan because of Internal Revenue Code limitations or are phantom dividends on shares of phantom stock already credited to the participant’s account.

Benefits accrued under the two components of the Excess Benefit Plan are distributed in the following manner: (1) the Pension Plan component is paid in cash at the same time and in the same form as benefits are paid to the eligible individuals under the Pension Plan and (2) the Savings Plan component is paid in cash (a cash amount equal to the fair market value of NewMarket common stock on the date of payment) in a lump sum following termination of employment. For those participants who are considered “key employees” under the Internal Revenue Code, generally they will not begin to receive payment on benefits they earn under the Excess Benefit Plan after December 31, 2004 for six months following termination of their employment. The fair market value of NewMarket common stock was $24.46 on December 31, 2005 and $59.05 on December 31, 2006. All benefits under the Excess Benefit Plan vest if the participant is terminated (other than for reasons of fraud and dishonesty) within three years of a change in control of our company (as defined in the Excess Benefit Plan).

Nonqualified Deferred Compensation

The following table presents information concerning the Savings Plan component of our Excess Benefit Plan, which provides for the deferral of compensation paid to or earned by the named executive officers on a basis that is not tax qualified, and the benefit credited to Mr. Huang under the Additional Benefit Agreement. For a discussion of our Excess Benefit Plan, see “Pension Benefits—Excess Benefit Plan” on page 22.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY(1) ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Thomas E. Gottwald	$0	$14,500	$389,672	$0	$654,427

David A. Fiorenza	0	1,934	57,194	0	96,311

C. S. Warren Huang	0	205,138	144,397	0	442,978

Steven M. Edmonds	0	1,514	9,192	0	14,717

Bruce R. Hazelgrove, III	0	0	1,066	0	1,820

(1)	For further discussion, see footnote 3 under the Summary Compensation Table on page 18.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Additional Benefit Agreement with Mr. Huang

On May 1, 2006, we entered into an Additional Benefit Agreement with Mr. Huang, which is described under “Compensation of Executive Officers—Additional Benefit Agreement” on page 18.

Except in the case of death or disability, Mr. Huang first becomes eligible to receive payments under the Additional Benefit Agreement when his employment with our company ends. Mr. Huang has elected to receive those payments in cash.

Assuming Mr. Huang had resigned from our company on December 31, 2006, or if he had been dismissed on that date for reasons other than for cause, he would at that time have been 50% vested in his benefit and would have been entitled to a single, lump sum payment of $100,000.

Assuming Mr. Huang had died or had become disabled on December 31, 2006, he or his beneficiary would have been entitled to 50% of the value of his benefit, or $100,000. We would have made this payment in a single, lump sum.

Assuming Mr. Huang dies or becomes disabled after December 31, 2006, but prior to his termination of employment with our company, he or his beneficiary will be entitled to the vested percentage of the value of his benefit as of the date of death or disability. We will pay that amount in a single, lump sum. If Mr. Huang dies after payments have begun but before the distribution of his entire interest in the account, his beneficiary will be entitled to the remaining balance of the account in a single, lump sum payment.

2004 Incentive Plan

Subject to the terms of any agreements accompanying awards under the 2004 Incentive Plan, on or after the date of a change in control of our company (as defined in the 2004 Incentive Plan), any option award granted to the executive and any SAR granted along with that option vests immediately, any stock award granted to the executive becomes immediately transferable and nonforfeitable and any incentive award granted to the executive is deemed earned in its entirety.

The Bonus, Salary and Stock Option Committee, which administers the 2004 Incentive Plan, may prescribe at the time it makes awards under the Plan in the agreements accompanying the awards other provisions related to vesting, transferability or forfeitability of awards in the case of death, disability, retirement or termination of the named executive officers. We have not made any awards under the 2004 Incentive Plan.

1982 Incentive Plan

We made awards in 2001 and 2002 under the 1982 Incentive Plan to each of the named executives. The stock option agreement governing these awards contains provisions relating to the exercisability of the awards in the event of a change in control of our company or the death, disability, termination or retirement of the named executive officers. As of December 31, 2006, all of the options issued under the 1982 Incentive Plan were exercisable. The 1982 Incentive Plan terminated on March 2, 2004, and no further grants or awards will be made under that plan.

Excess Benefit Plan

Termination Following a Change in Control. In the event of a change in control of our company (as defined in the Excess Benefit Plan), if the executive is terminated within a three-year period commencing on the change in control date, for reasons other than fraud, dishonesty, conviction of, or pleading guilty to, a felony or embezzlement from our company, he will be fully vested in all benefits he has accrued under the Excess Benefit Plan as of the date his employment is terminated.

Upon termination, the executive will receive benefits under the Excess Benefit Plan as of the later of (1) the date the executive’s benefits commence under the Pension Plan with respect to the Pension Plan component or (2) the first day of the month following the executive’s separation from service with respect to the Savings Plan component. Benefits under the Savings Plan component are paid in cash in a single lump sum. Benefits under the Pension Plan component are paid in an annuity form. For those participants who are considered “key employees” under the Internal Revenue Code, generally they will not begin to receive payment on benefits they earn under the Excess Benefit Plan after December 31, 2004 for six months following termination of their employment.

Retirement; Other Terminations; Disability; and Death. If an executive retires, becomes disabled, dies or terminates employment with our company due to reasons other than fraud, dishonesty, conviction of or pleading guilty to a felony or embezzlement, and any one of those events occurs at a time that would have caused his benefits under the terms of the Pension Plan or Savings Plan to vest, the executive will be entitled to a benefit equal to the actuarial equivalent of the difference between the benefits that have accrued to the executive under the Pension Plan plus the employer-provided accrued benefit (exclusive of earnings reduction contributions) under the Savings Plan and the benefits the executive would have accrued under the Pension Plan plus the company-provided accrued benefit (exclusive of earnings reduction contributions) under the Savings Plan but for the application of Internal Revenue Code Sections 415 and 401(a)(17).

Upon the occurrence of any of the events described above, the executive or his beneficiary will receive benefits under the Excess Benefit Plan as of the later of (1) the date the executive’s benefits commence under the Pension Plan with respect to the Pension Plan component or (2) the first day of the month following the executive’s separation from service with respect to the Savings Plan component. Benefits under the Savings Plan component are paid in cash in a single lump sum. Benefits under the Pension Plan component are paid in an annuity form. For those participants who are considered “key employees” under the Internal Revenue Code, generally they will not begin to receive payment on benefits they earn under the Excess Benefit Plan after December 31, 2004 for six months following termination of their employment.

The table included below provides information with respect to the present value of the benefits we would have had to pay to the named executive officers or their beneficiaries under the provisions of the Excess Benefit Plan assuming any of the events described above had occurred on December 31, 2006.

Name	Retirement		Termination	Termination Due to a Change in Control	Disability	Death(1)
Thomas E. Gottwald	$0	(2)	$313,589	$313,589	$313,589	$145,975

David A. Fiorenza(3)	347,319		347,319	347,319	347,319	163,622

C. S. Warren Huang(3)	579,991		579,991	579,991	579,991	275,380

Steven M. Edmonds(4)	0		0	100,798	0	0

Bruce R. Hazelgrove, III	0	(2)	21,704	21,704	21,704	10,151

(1)	The amounts to which the named executive officers’ surviving spouses or beneficiaries would have been entitled on December 31, 2006 are reduced because the Excess Benefit Plan provides that if a participant dies while in the service of our company, his surviving spouse will receive payments in the form of a joint and survivor annuity at a rate reduced by 50%.
(2)	As of December 31, 2006, Messrs. Thomas Gottwald and Hazelgrove had not met the requirements that would make them eligible to receive an early retirement payment. To be eligible for such a payment, an individual must attain the age of 55 and have been in our company’s employ for 10 years.
(3)	The amounts presented for Messrs. Fiorenza and Huang are based on an immediate commencement of benefits as they were both eligible to retire on December 31, 2006.
(4)	Mr. Edmonds had served less than five years with our company as of December 31, 2006; thus, he was not vested in his accumulated benefit under the Pension Plan. He would have become fully vested in his benefit under the Excess Benefit Plan if he had been terminated due to a change in control on that date.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is composed of four independent directors and operates under a written charter adopted by the Board of Directors. Management is responsible for NewMarket’s financial reporting process, including the effectiveness of its internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of NewMarket’s consolidated financial statements, management’s assessment of the effectiveness of NewMarket’s internal control over financial reporting and the effectiveness of NewMarket’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing reports thereon. The Audit Committee’s responsibility is, among other things, to monitor and oversee these processes and to report thereon to the Board of Directors. In this context, the Audit Committee has met and held discussions with management and PricewaterhouseCoopers LLP, NewMarket’s independent registered public accounting firm.

Management represented to the Audit Committee that NewMarket’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and PricewaterhouseCoopers LLP.

The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee also has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with PricewaterhouseCoopers LLP that firm’s independence from NewMarket.

Based upon the Audit Committee’s discussions with management and PricewaterhouseCoopers LLP and the Audit Committee’s review of the representation of management and the report of PricewaterhouseCoopers LLP to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in NewMarket’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted an Audit Committee Pre-Approval Policy for the pre-approval of audit services and permitted non-audit services by NewMarket’s independent registered public accounting firm in order to assure that the provision of such services does not impair the independent registered public accounting firm’s independence from NewMarket. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels also will require specific pre-approval by the Audit Committee. In all pre-approval instances, the Audit Committee will consider whether such services are consistent with the Securities and Exchange Commission’s rules on auditor independence.

The Audit Committee has designated in the Audit Committee Pre-Approval Policy specific services that have the pre-approval of the Audit Committee and has classified these pre-approved services into one of four categories: Audit, Audit-Related, Tax and All Other. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee will revise the list of pre-approved services from time to time, based on subsequent determinations.

Pre-approval fee levels for all services to be provided by the independent registered public accounting firm will be established periodically by the Audit Committee. Any proposed services exceeding these levels will require specific pre-approval by the Audit Committee. The Audit Committee recognizes the overall relationship of fees for audit and non-audit services in determining whether to pre-approve any such services. For each fiscal year, the Audit Committee may determine the appropriate ratio between the total amount of fees for Audit, Audit-related, and Tax services, and the total amount of fees for services classified as permissible All Other services.

The Audit Committee has designated the Principal Financial Officer to monitor the performance of the services provided by the independent registered public accounting firm and to determine whether such services are in compliance with the Audit Committee Pre-Approval Policy. Both the Principal Financial Officer and management will immediately report to the Chairman of the Audit Committee any breach of the Audit Committee Pre-Approval Policy that comes to the attention of the Principal Financial Officer or any member of management.

THE AUDIT COMMITTEE

Charles B. Walker, Chairman
Phyllis L. Cothran
Patrick D. Hanley
Sidney Buford Scott

February 21, 2007

PROPOSAL 2:

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP, an independent registered public accounting firm, as our independent registered public accounting firm for the fiscal year ending December 31, 2007, subject to shareholder approval. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting with an opportunity to make a statement and to be available to respond to appropriate questions.

PricewaterhouseCoopers LLP’s principal function is to audit management’s assessment of the effectiveness of NewMarket’s internal control over financial reporting and our consolidated financial statements and, in connection with that audit, to review certain related filings with the Securities and Exchange Commission and to conduct limited reviews of the financial statements included in our quarterly reports.

The Audit Committee and our Board of Directors recommend that you vote “FOR” the proposal to ratify the appointment of PricewaterhouseCoopers LLP as NewMarket’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

Fees Billed by PricewaterhouseCoopers LLP

The following table sets forth the fees billed to us for the audit and other services provided by PricewaterhouseCoopers LLP to us for the fiscal years ended December 31, 2006 and 2005:

	2006	2005
Audit Fees	$1,598,175	$1,648,598

Audit-Related Fees	82,000	64,749

Tax Fees	539,911	438,840

All Other Fees	3,440	1,500

Total fees	$2,223,526	$2,153,687

Audit Fees include fees for services performed to comply with the standards of the Public Company Accounting Oversight Board (United States), including the recurring audit of our consolidated financial statements. This category also includes fees for audits provided in connection with statutory filings or services that generally only the principal auditor reasonably can provide to a client, consents and assistance with and review of documents filed with the Securities and Exchange Commission.

Audit-Related Fees include fees associated with assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. The 2006 and 2005 audit-related fees also include audits of pension and other employee benefit plans.

Tax Fees primarily include fees associated with tax audits, tax compliance, tax consulting, as well as domestic and international tax planning.

All Other Fees include licensing fees associated with our use of PricewaterhouseCoopers LLP’s on-line information database containing accounting pronouncements and other authoritative guidance.

As a part of its deliberations, the Audit Committee has considered whether the provision of services described above under “All Other Fees” is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

SHAREHOLDER PROPOSALS

Under the regulations of the Securities and Exchange Commission, any shareholder desiring to make a proposal to be acted upon at the 2008 annual meeting of shareholders must present such proposal to our company’s corporate secretary at our principal executive offices at 330 South Fourth Street, Richmond, Virginia 23219 not later than November 30, 2007, in order for the proposal to be considered for inclusion in our proxy statement. We will consider such proposals in accordance with the Securities and Exchange Commission’s rules governing the solicitation of proxies. We anticipate holding the 2008 annual meeting on April 24, 2008.

The NewMarket amended bylaws provide that a NewMarket shareholder entitled to vote for the election of directors may nominate persons for election to our Board of Directors by delivering written notice to our company’s corporate secretary. With respect to an election to be held at an annual meeting of shareholders, such notice generally must be delivered not later than the close of business on the ninetieth day prior to the annual meeting and not earlier than the close of business on the one-hundred twentieth day prior to the first anniversary of the preceding year’s annual meeting. With respect to an election to be held at a special meeting of shareholders, such notice must be delivered not earlier than the close of business on the one-hundred twentieth day prior to such special meeting, and not later than the close of business on the later of the ninetieth day prior to such special meeting or the tenth day following the day on which public announcement is made of the date of the special meeting and of the nominees proposed by our Board of Directors to be elected at such special meeting.

The shareholder’s notice must include:

•	as to each person whom the shareholder proposes to nominate for election as a director:

•

all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest or is otherwise required pursuant to Regulation 14A under the Exchange Act; and

•	such person’s written consent to being named in the proxy statement as a nominee and to serving as such a director if elected; and

•	as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made:

•	the name and address of such shareholder, as they appear on our books, and of such beneficial owner;

•	the class and number of shares of our capital stock that are owned beneficially and of record by such shareholder and such beneficial owner;

•	a representation that the shareholder is a holder of record of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination; and

•

a representation whether the shareholder or the beneficial owner, if any, intends or is part of a group that intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to elect the nominee and/or (2) otherwise to solicit proxies from shareholders in support of such nomination.

Because the 2007 annual meeting is to be held on April 26, 2007, our corporate secretary must receive written notice of a shareholder proposal to be acted upon at the 2008 annual meeting not later than the close of business on January 27, 2008 nor earlier than the close of business on December 28, 2007.

In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by us within the time limits described in the immediately preceding paragraph. The shareholder’s notice must contain:

•	as to each matter:

•	a brief description of the business desired to be brought before the meeting;

•

the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the NewMarket bylaws, the language of the proposed amendment);

•	the reasons for conducting such business at the meeting; and

•	any material interest in such business of such shareholder and for the beneficial owner, if any, on whose behalf the proposal is made; and

•	as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, the information described above with respect to the shareholder proposing such business.

The requirements found in the NewMarket amended bylaws are separate from and in addition to the requirements of the Securities and Exchange Commission that a shareholder must meet to have a proposal included in our proxy statement.

We will furnish any shareholder desiring a copy of our amended bylaws without charge by writing to our corporate secretary as described in “Certain Matters Relating to Proxy Materials and Annual Reports — Electronic Access of Proxy Materials and Annual Reports.”

CERTAIN MATTERS RELATING TO PROXY MATERIALS

AND ANNUAL REPORTS

Electronic Access of Proxy Materials and Annual Reports

This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 are available on our Internet site at http://www.newmarket.com under Investor Relations, Corporate Governance. Shareholders can elect to access future proxy soliciting materials, including notices to shareholders of annual meetings and proxy statements, and annual reports over the Internet instead of receiving paper copies in the mail. Providing these documents over the Internet will reduce our printing and postage costs and the number of paper documents shareholders would otherwise receive. We will notify shareholders who consent to accessing these documents over the Internet when such documents will be available. Once given, a shareholder’s consent will remain in effect until such shareholder revokes it by notifying us otherwise at NewMarket Corporation, 330 South Fourth Street, Richmond, Virginia 23219, Attention: Corporate Secretary. Shareholders of record can choose this option by marking the appropriate box on the proxy card included with this proxy statement, and shareholders of record voting by telephone or over the Internet can choose this option by following the instructions provided by telephone or over the Internet, as applicable. Beneficial owners whose shares are held in street name should refer to the information provided by the institution that holds such beneficial owner’s shares and follow the instructions on such form for instructions on how to elect to view future proxy statements and annual reports over the Internet, if this option is provided by such institution. Paper copies of these documents may be requested by writing to our corporate secretary as described above.

“Householding” of Proxy Materials and Annual Reports for Record Owners

The Securities and Exchange Commission rules permit us, with your consent, to deliver a single proxy statement and annual report to any household at which two or more shareholders of record reside at the same address. Each shareholder will continue to receive a separate proxy card. This procedure, known as “householding,” reduces the volume of duplicate information you receive and helps to reduce our expenses. Shareholders of record who reside at the same address and receive a single proxy statement and annual report may also request a separate copy of future proxy statements and annual reports by calling 1-800-625-5191 (toll-free).

Separate Copies for Beneficial Owners

Institutions that hold shares in street name for two or more beneficial owners with the same address are permitted to deliver a single proxy statement and annual report to that address. Any such beneficial owner can request a separate copy of this proxy statement or Annual Report on Form 10-K for the fiscal year ended December 31, 2006 by contacting our corporate secretary as described above. Beneficial owners with the same address who receive more than one proxy statement and Annual Report on Form 10-K may request delivery of a single proxy statement and Annual Report on Form 10-K by contacting our corporate secretary as described above.

We will provide without charge to each person to whom this proxy statement has been delivered, on the written request of any such person, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, including the financial statements. Requests should be directed to our corporate secretary as described above. A list of the exhibits to the Annual Report on Form 10-K, showing the cost of each, will be delivered with a copy of the Annual Report on Form 10-K. Any of the exhibits listed will be provided upon payment of the charge noted on the list.

OTHER MATTERS

Our Board of Directors is not aware of any matters to be presented for action at the annual meeting other than as set forth in this proxy statement. However, if any other matters properly come before the annual meeting, or any adjournment or postponement thereof, the person or persons voting the proxies will vote them in accordance with their discretion.

Annex A

NEWMARKET CORPORATION

Independence Determination Guidelines

For a director to be deemed “independent,” the Board of Directors of NewMarket Corporation (“NewMarket”) shall affirmatively determine that the director has no material relationship with NewMarket either directly or as a partner, shareholder or officer of an organization that has a relationship with NewMarket. In making this determination, the Board of Directors shall apply the following standards, in which case a director will be deemed not independent:

1.	A director is, or has been within the last three years, an employee of NewMarket, or an immediate family member is, or has been within the last three years, an executive officer, of NewMarket. Employment as an interim Chairman, Chief Executive Officer or other executive officer will not disqualify a director from being considered independent following such employment.

2.	A director has received or has an immediate family member, serving as an executive officer, who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from NewMarket (excluding director and committee fees and pensions or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service). Compensation received by a director for former service as an interim Chairman, Chief Executive Officer or other executive officer will not count toward the $100,000 limitation.

3.	(A) A director or an immediate family member is a current partner of a firm that is NewMarket’s internal or external auditor; (B) a director is a current employee of such a firm; (C) a director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) a director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on NewMarket’s audit within that time.

4.	A director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of NewMarket’s present executive officers at the same time serves or served on that company’s compensation committee.

5.	A director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, NewMarket for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

A-1

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on April 25, 2007.

Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Vote by telephone

  • Call toll free 1-800-652-VOTE (8683) within the United

     States, Canada & Puerto Rico any time on a touch tone

     telephone. There is NO CHARGE to you for the call.

  • Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

Ú IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

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A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - Phyllis L. Cothran	☐	☐	02 - Bruce C. Gottwald	☐	☐	03 - Thomas E. Gottwald	☐	☐

04 - Patrick D. Hanley	☐	☐	05 - James E. Rogers	☐	☐	06 - Sidney Buford Scott	☐	☐

07 - Charles B. Walker	☐	☐

2. Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Corporation for the fiscal year ending December 31, 2007.	For	Against	Abstain	3. In their discretion, the Proxies are authorized to vote upon such other business and matters as may properly come before the Annual Meeting.
	☐	☐	☐
	☐	☐	☐

B	Non-Voting Items

Until contrary notice to the Corporation, I consent to access all future notices of annual meetings, proxy statements, and annual reports issued by the Corporation over the Internet.	☐

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign

Below

Please sign name exactly as it appears on the stock certificate. Only one of several joint owners or co-owners need sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

ELECTRONIC ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE

NewMarket Corporation (the “Corporation”) provides its annual reports and proxy solicitation materials, including notices to shareholders of annual meetings and proxy statements, over the Internet. If you give your consent to access these documents over the Internet, the Corporation will advise you when these documents become available on the Internet. Providing these documents over the Internet will reduce the Corporation’s printing and postage costs. Once you give your consent, it will remain in effect until you notify the Corporation that you wish to resume mail delivery of the annual reports and proxy statements. Even though you give your consent, you still have the right at any time to request copies of these documents.

If you are voting by mail, to give your consent, mark the appropriate box located on the reverse side of the card. If you are voting via the Internet or by telephone, to give your consent, follow the instructions provided via the Internet or by telephone, respectively.

Ú IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

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Proxy — NewMarket Corporation

Richmond, Virginia

This Proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders to be held on April 26, 2007.

The undersigned hereby appoints Bruce C. Gottwald and Sidney Buford Scott, or either of them, with full power of substitution in each, proxies to vote all shares of the undersigned in NewMarket Corporation, at the annual meeting of shareholders to be held April 26, 2007, and at any and all adjournments or postponements thereof (the “Annual Meeting”):

This Proxy when properly executed will be voted as specified. If no specification is made, this Proxy will be voted FOR all nominees, FOR Proposal 2 and according to the discretion of the proxy holders on any other matters that may properly come before the Annual Meeting.

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Items to be voted appear on reverse side.)